Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

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(Form Type)

AMMO, INC.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, par value $0.001 per share(1) (2)	Rule 457(h)	3,000,000	$2.19(3)	$6,570,000	$147.60 per $1,000,000	$969.73

	Total Offering Amounts					$6,570,000		$969.73
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$969.73

(1)	Represents shares of common stock, par value $0.001 (the “Common Stock”), of Ammo, Inc. issuable under the Ammo, Inc. 2017 Equity Incentive Plan, as amended (the “Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered any additional shares of Common Stock attributable to these registered shares which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act, on the basis of the average of the high and low sales prices per share of the Common Stock as reported on the Nasdaq Stock Market on February 8, 2024.